Exhibit 3.1

AMENDMENT TO THE
AMENDED AND RESTATED
BY-LAWS
OF
INTERSECTIONS INC.
(A Delaware corporation)
(Effective as of October 31, 2018)

Add the following Article to the Amended and Restated By-laws of the Corporation, in chronological order:

ARTICLE VII
FORUM FOR ADJUDICATION OF DISPUTES

1.	FORUM.

Unless the Corporation, in writing, selects or consents to the selection of an alternative forum, the sole and exclusive forum for any current or former stockholder (including any current or former beneficial owner) to bring internal corporate claims (as defined below), to the fullest extent permitted by law, and subject to applicable jurisdictional requirements, shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another state court or a federal court located within the State of Delaware).  For purposes of this article, internal corporate claims means claims, including claims in the right of the Corporation:  (a) that are based upon a violation of a duty by a current or former director, officer, employee or stockholder in such capacity; or (b) as to which the General Corporation Law confers jurisdiction upon the Court of Chancery.

2.	CONSENT TO JURISDICTION.

If any action the subject matter of which is within the scope of this article is filed in a court other than the Court of Chancery (or, if the Court of Chancery of the State of Delaware does not have jurisdiction, another state court or a federal court located within the State of Delaware) (a “foreign action”) by any current or former stockholder (including any current or former beneficial owner), such stockholder shall be deemed to have consented to:  (a) the personal jurisdiction of the Court of Chancery (or such other state or federal court located within the State of Delaware, as applicable) in connection with any action brought in any such court to enforce this article; and (b) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the foreign action as agent for such stockholder.

3.	ENFORCEABILITY.

If any provision of this article shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provision in any other circumstance and of the remaining provisions of this article (including, without limitation, each portion of any sentence of this article containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities or circumstances shall not in any way be affected or impaired thereby.